                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                          SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 0-3802

                          WESTERN STANDARD CORPORATION
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             (Exact name of registrant as specified in its charter)

         400 East Snow King Avenue, Jackson, Wyoming 83001; 307-773-5200
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   (Address and telephone number of Registrant's principal executive offices)

                          Common Stock, $0.05 Par Value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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        (Title of all other class of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate  provision(s)
relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)                        [X]
          Rule 12g-4(a)(1)(ii)                       [   ]
          Rule 12g-4(a)(2)(i)                        [   ]
          Rule 12g-4(a)(2)(ii)                       [   ]
          Rule 12h-3(b)(1)(i)                        [   ]
          Rule 12h-3(b)(1)(ii)                       [   ]
          Rule 12h-3(b)(2)(i)                        [   ]
          Rule 12h-3(b)(2)(ii)                       [   ]
          Rule 15d-6                                 [   ]

Approximate number of holders of record as the certification or notice date: One
(1)

                                    SIGNATURE

     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Western Standard Corporation has duly caused this certification and notice to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  WESTERN STANDARD CORPORATION

Date:  February 25, 2005                          By:  /s/ Manuel B. Lopez
                                                  ------------------------------
                                                Manuel B. Lopez, President